Filed pursuant to Rule 433(d)

Registration Nos. 333-228964

and 333-228964-05

RATINGS TERM SHEET, dated July 8, 2021

$1,069,140,000

(Approximate)

John Deere Owner Trust 2021-B

Issuing Entity

John Deere Receivables LLC, Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

The Depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Class A-1 Notes		Class A-2 Notes		Class A-3 Notes		Class A-4 Notes
Moody’s Investors Service, Inc.	P-1(sf	)	Aaa(sf	)	Aaa(sf	)	Aaa(sf	)
Fitch Ratings, Inc.	F1+sf		AAAsf		AAAsf		AAAsf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receives at least the ratings listed above.

MUFG	Barclays	BofA Securities	Credit Agricole Securities
RBC Capital Markets

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.

This free writing prospectus does not contain all information that is required to be included in the prospectus.